Exhibit 8.1

300 North LaSalle Chicago, Illinois 60654

(312) 862-2000	Facsimile: (312) 862-2200

www.kirkland.com

May 2, 2012

Tronox Limited

Tronox Incorporated

3301 N.W. 150th Street

Oklahoma City, Oklahoma 73134

Dear Tronox Limited and Tronox Incorporated:

We are United States tax counsel to (i) Tronox Limited, a public limited company registered under the laws of the State of Western Australia, Australia, and (ii) Tronox Incorporated, a Delaware corporation, in connection with the preparation of the joint Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-178835 ) originally filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2011, under the Securities Act of 1933, as amended (the “Securities Act”), by Tronox Limited and Tronox Incorporated. The Registration Statement relates to the registration of (i) 16,445,827 Class A ordinary shares issued by Tronox Limited (the “Class A Shares”), (ii) 2,285,792 Exchangeable Shares, par value $0.01 per share, issued by Tronox Incorporated, each of which may be exchanged for one Class A Share and an amount in cash equal to $12.50 without interest (“Exchangeable Shares”), and (iii) such indeterminate number of Class A Shares, if any, that may be issued upon exchange of the Exchangeable Shares for Class A Shares and cash (the “Additional Class A Shares”), in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions contemplated by the Transaction Agreement, dated as of September 25, 2011 by and among Tronox Incorporated, Tronox Limited, Exxaro Resources Limited (“Exxaro”) and certain of their respective affiliates. The Transaction Agreement provides that Tronox Incorporated will participate in two mergers (the “Mergers”), as a result of which it will become a subsidiary of Tronox Limited. In the Mergers, each share of Tronox Incorporated common stock will be converted into, at the holder’s election, either (i) one Class A Share and an amount in cash equal to $12.50 without interest or (ii) one Exchangeable Share (subject to certain proration procedures described in the Registration Statement).

Pursuant to the Transaction Agreement, in consideration for the sale of Exxaro’s mineral sands business (“Exxaro Mineral Sands”) to Tronox Limited, Exxaro will receive 9,950,856 Class B ordinary shares of Tronox Limited (the “Class B Shares”). The consideration for Exxaro Mineral Sands will be subject to adjustments for net working capital, net debt and capital expenditures for certain specified projects, which adjustments will be made solely in cash and will not affect the number of Class B Shares to be issued to Exxaro.

Upon completion of the transactions contemplated by the Transaction Agreement (the “Transaction”), assuming the exchange of all Exchangeable Shares, the former Tronox Incorporated stockholders will own all of the Class A Shares, representing approximately 61.5% of the voting securities of Tronox Limited, and Exxaro will own all of the Class B Shares, representing approximately 38.5% of the voting securities of Tronox Limited. Exxaro will retain a 26.0% ownership interest in the South African operations that are part of Exxaro Mineral Sands in order to comply with ownership requirements imposed by current Black Economic Empowerment legislation in South Africa. The ownership interest in the South African operations may be exchanged for Class B Shares under certain circumstances, which could result in Exxaro owning approximately 41.7% of the voting shares of Tronox Limited after such exchange (based on the total number of issued voting shares immediately after completion of the Transaction and assuming the exchange of all Exchangeable Shares and no subsequent issuances of Tronox Limited shares).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.	All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement, and other documents relating to the Transaction, are true and accurate as of the date hereof; and

c.	The description of the Transaction in the Registration Statement is accurate, the Transaction will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Transaction will be effective under applicable corporate law.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986 (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

Based upon the foregoing, we confirm that the statements set forth in the Prospectus under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION,” insofar as they address the consequences of the Transaction to U.S. Holders and Non-U.S. Holders and discuss matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

Kirkland & Ellis LLP

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